Exhibit 99.1

Stratasys Expands Team of Executive Officers

Monday April 4, 6:00 am ET

Company Promotes Chief Financial Officer Tom Stenoien to Chief Operating Officer; Names Veteran Financial Executive Robert Gallagher as New CFO

MINNEAPOLIS--(BUSINESS WIRE)--April 4, 2005-- Stratasys, Inc. (Nasdaq: SSYS - News) announced today it has promoted executive vice president and chief financial officer (CFO), Tom Stenoien, to chief operating officer (COO), and has named Robert Gallagher as its new CFO. The new appointments expand Stratasys' team of executive officers to three, with Scott Crump continuing to serve as chairman, president and chief executive officer (CEO).

Stenoien, who has held the CFO position with Stratasys since 1997 and has served in other capacities since 1993, will be responsible for managing Stratasys' overall business operations and performance, as well as supporting strategic planning efforts in his new role as COO.

With more than 16 years experience as CFO for public companies including Selas Corp., Visionics Corp. and TSI Inc., and 12 years public accounting experience at KPMG, Gallagher will oversee Stratasys' financial management and performance operations as the company's new CFO.

"Due to our explosive growth over the past few years, Stratasys has reached a point in its development that requires us to expand our executive team," said Crump. "Tom has played a critical role in helping Stratasys grow from $1 million to $70 million in revenue during his tenure with Stratasys, and has been invaluable to the company's overall accomplishments. We are excited for him to expand his role within Stratasys and further contribute to the company's success.

"Furthermore, we are thrilled to have someone of Bob's caliber join the Stratasys team. Bob's strong financial background and experience will significantly benefit Stratasys as we continue to refine and enhance our financial management and planning processes," Crump continued.

Prior to joining Stratasys, Gallagher was CFO for Selas Corp., where he played a significant role in reducing the company's debt from more than $20 million to less than $6 million. During his ten years at TSI, Gallagher helped grow company sales from $34 million to $106 million and operating profit from $3 million to $18 million.

"It's great to be part of such an exciting company and compelling market opportunity, and I look forward to helping take Stratasys to the next level," said Gallagher. "Stratasys is generating rapid, sustainable growth, and I am eager to build and expand upon the company's many successes."

About Stratasys Inc.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping systems and 3D printers. According to Wohlers Report 2004, the company supplied 37 percent of all systems installed worldwide in 2003, making it the unit market leader. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models directly from 3D CAD files using ABS plastic, polycarbonate, and PPSF. The company holds 175 granted and pending rapid prototyping patents. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company's systems are also used for rapid manufacturing and rapid tooling applications. For more information on the company, go to www.Stratasys.com.

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Contact:
    Stratasys Inc., Minneapolis
    Shane Glenn, 952-294-3416
    sglenn@stratasys.com